Contact:	News Release
John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7085 (office) or 513.382.7615 (cell)	April 28, 2020

FHLB CINCINNATI ANNOUNCES FIRST QUARTER 2020 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the first quarter ended March 31, 2020.
Recent Developments
The global outbreak of the coronavirus pandemic (COVID-19) has resulted in extraordinary market stress and caused financial hardship for many, including communities in the Fifth District. During this unprecedented time, the FHLB has continued to fulfill its mission of providing robust access to competitively priced wholesale funding to its members, while maintaining strong capital and liquidity positions. The FHLB also is expanding its commitment to affordable housing and community investment by temporarily modifying its existing discounted Advance programs and creating a new voluntary program that offers up to $2 billion in six-month Advances at zero percent interest to members. While maintaining full business operations, the FHLB has protected the health and safety of its employees by implementing a work from home environment.
Operating Results

▪	For the first quarter, net income was $80 million and return on average equity (ROE) was 6.94 percent. This compares to net income of $73 million and ROE of 5.59 percent for the same period of 2019.

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Net income increased as a result of higher non-interest income primarily due to gains on the sale of certain derivatives during the quarter. These gains were partially offset by unrealized losses on other instruments held at fair value in response to changes in interest rates. Although net income increased, net interest income decreased in the first three months of 2020. The decline in net interest income was primarily due to higher net amortization as a result of accelerated prepayments of financial instruments during a period of historically low interest rates.

Balance Sheet Highlights

▪	Total assets at March 31, 2020 were $122.5 billion, an increase of $29.0 billion (31 percent) from year-end 2019.

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Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – was $108.1 billion at March 31, 2020, an increase of $32.7 billion (43 percent) from year-end 2019. The increase in Mission Asset Activity was primarily driven by growth in Advance balances. The FHLB experienced Advance growth across its membership in the first quarter as the financial markets reacted to the coronavirus pandemic (COVID-19), and members turned to the FHLB for liquidity. Being a preferred partner and reliable source of liquidity, even during times of extraordinary market stress, is a principal component of the FHLB's mission.

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Total investments at March 31, 2020 were $25.7 billion, a decrease of $8.7 billion (25 percent) from year-end 2019. Total investments included $12.6 billion of mortgage-backed securities and $13.1 billion of liquidity investments. The balance of liquidity investments dropped at March 31, 2020 as the FHLB decided to hold more of its liquidity portfolio as deposits at the Federal Reserve in light of volatile market conditions and limited returns on other available liquidity investments. At March 31, 2020, the FHLB held $3.9 billion in deposits at the Federal Reserve, which are reflected in cash and due from banks on the Statements of Condition. The FHLB continued to maintain a robust amount of liquidity in order to meet the borrowing needs of members and to meet all current and anticipated financial commitments.

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The FHLB exceeded all minimum regulatory capital and liquidity requirements. On March 31, 2020, GAAP capital was $5.9 billion, an increase of 32 percent from year-end 2019, which was driven by purchases of capital stock by members to support Advance growth. The GAAP and regulatory capital-to-assets ratios were 4.80 percent and 5.28 percent, respectively, at March 31, 2020. Retained earnings grew five percent to end the quarter at $1.2 billion.

Dividend

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The FHLB paid its stockholders a cash dividend on March 19, 2020 at a 2.50 percent annualized rate, which is 110 basis points above first quarter average short-term interest rates. Average short-term interest rates consist of 3-month LIBOR and the Federal funds effective rate.

Housing and Community Investment

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The FHLB annually sets aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for the first quarter of 2020 resulted in an accrual of $9 million to the Affordable Housing Program (AHP) pool of funds available to members. Since the inception of the AHP in 1990, the FHLB has awarded nearly $754 million in subsidies towards the creation of more than 94,000 units of affordable housing.

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In addition to the required AHP assessment, the FHLB continued its two voluntary housing programs in 2020. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District. In addition, in April 2020, the FHLB announced a new voluntary housing program, RISE (Responsive, Inclusive, Supportive and Empowering), offering up to $2 billion in zero-interest rate Advances to members. These Advances can be used to support COVID-19 related assistance by all Fifth District members.

The FHLB expects to file its first quarter 2020 Form 10-Q with the Securities and Exchange Commission on or about May 7, 2020.
About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 634 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other

Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31, 2020	December 31, 2019	Percent Change (2)
Total assets	$122,510	$93,492	31%
Advances (principal)	79,929	47,264	69
Mortgage loans held for portfolio (principal)	11,644	10,981	6
Total investments	25,665	34,389	(25)
Consolidated Obligations	114,328	87,524	31
Mandatorily redeemable capital stock	572	22	NM
Capital stock	4,739	3,367	41
Total retained earnings	1,153	1,094	5
Total capital	5,875	4,445	32
Regulatory capital (1)	6,464	4,483	44

Capital-to-assets ratio (GAAP)	4.80%	4.75%
Capital-to-assets ratio (Regulatory) (1)	5.28	4.79

OPERATING RESULTS

	Three Months Ended March 31,
	2020	2019	Percent Change (2)
Total interest income	$447	$701	(36)%
Total interest expense	365	579	(37)
Net interest income	82	122	(33)
Non-interest income (loss)	31	(18)	NM
Non-interest expense	24	23	8
Affordable Housing Program assessments	9	8	8
Net income	$80	$73	9

Return on average equity	6.94%	5.59%
Return on average assets	0.34	0.28
Net interest margin	0.36	0.47
Annualized dividend rate	2.50	6.00

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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